Exhibit (N)(2)

July 22, 2005

Kiewit Investment Fund LLLP
Kiewit Plaza
Omaha, Nebraska 68131

Ladies and gentlemen:

     We have acted as special United States federal income tax counsel to Kiewit Investment Fund LLLP (the “Fund”), a limited liability limited partnership organized and operating under the laws of the State of Delaware pursuant to an Amended and Restated Limited Partnership Agreement, dated as of July 22, 2005 (the “Partnership Agreement”), in connection with the preparation of the Registration Statement on Form N-2 (the “Registration Statement”) and its filing with the Securities and Exchange Commission (the “SEC”), relating to an offering of units of limited partnership interest in the Fund (the “Units”). You have requested our opinion that, based on current United States federal income tax law and certain facts, assumptions and representations, the Fund will be treated as a partnership and not as a “publicly traded partnership” (within the meaning of section 7704(b) of the Internal Revenue Code of 1986, as amended (the “Code”)) that is treated as a corporation.1 Capitalized terms used but not defined in this opinion have the meanings set forth in the Registration Statement.

     In connection with our opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Registration Statement (including the prospectus that is a part thereof); (ii) the Partnership Agreement; (iii) the Application Pursuant to Section 6(b) of the Investment Company Act of 1940, as amended (the “1940 Act”), for an Order of Exemption from Section 15(a) of Such Act and the Rules and Regulations Thereunder, dated as of July 22, 2005 (the “Application for ESC Order”), as filed with the SEC by the Fund and Peter Kiewit Sons’, Inc., a Delaware corporation (“PKS”); and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

     For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents

[1]	Unless otherwise indicated, all Section references are to the Code.

Peter Kiewit Sons’, Inc.
July 22, 2005

submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates and records are duly authorized, valid and enforceable.

     In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Fund, Kiewit Investment Holdings Inc., a Delaware corporation that is a wholly owned subsidiary of PKS and the general partner of the Fund (the “General Partner”), the Board of the Fund (the “Board”) and others (including, without limitation, the Statement of Information, Facts and Representations for Opinion by the Fund and the General Partner (the “Statement of Information, Facts and Representations”)), and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

     We have also assumed, with your permission, that the Fund is and will continue to be organized and operated in accordance with applicable law and the Partnership Agreement and all issuances, transfers and redemptions of Units will be made strictly in accordance with the Statement of Information, Facts and Representations, the Partnership Agreement and as described in the Registration Statement. We have also assumed, with your permission, that Board resolutions and other Board actions described in the Statement of Information, Facts and Representations are duly authorized, valid and enforceable.

     Our opinion is based on the Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations at any time (possibly with retroactive effect). A change in any of the authorities upon which our opinion is based could affect our conclusion. As the law in the area addressed in this opinion is not fully developed by way of judicial decisions or published authorities by the IRS, the conclusion reached in this opinion is based on a reasoned analysis of the law and, accordingly, is not free from doubt. Thus, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to this opinion.

     Based upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes, the Fund will be treated as a partnership and not as a “publicly traded partnership” (within the meaning of Section 7704(b)) that is treated as a corporation.

     Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion in order to reflect any changes in applicable law (including any changes that have retroactive effect) or any information, statement, representation or assumption relied upon in this opinion that becomes untrue, incorrect or incomplete. This opinion is delivered to you solely for your benefit and cannot be relied upon by anyone else without our written consent.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP